Exhibit 10.1

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This Intellectual Property Purchase Agreement (the “Agreement”) is made and entered into on October 18, 2021 (the “Effective Date”), by and among Club Licensing, LLC, a Colorado limited liability company (the “Seller”), Michael Ocello (“Ocello”), and Troy Lowrie (“Lowrie”, and together with Ocello, the “Members”) (Seller and the Members are the “Seller Group”), Big Sky Hospitality Holdings, Inc., a Texas corporation (the “Purchaser” or “Big Sky”), and RCI Hospitality Holdings, Inc., a Texas corporation (“Rick’s,” and together with the Purchaser, the “Purchaser Group”). The Seller, the Members, the Purchaser, and Rick’s are sometimes hereinafter collectively referred to as the “Parties” or individually as a “Party.” A reference to the Seller Group or the Purchaser Group is a reference to each Party that comprises such group.

WHEREAS, the Seller owns certain intellectual property, including without limitation common law trademarks and trademarks registered with the United States Patent and Trademark Office (the “USPTO”), that is used in the operation of 11 adult entertainment establishments (each a “Business,” and collectively, the “Businesses,” the names and locations of which are set forth in Exhibit 4.3(a)); and

WHERAS, the Members own all of the issued and outstanding membership interests of the Seller; and

WHEREAS, on July 23, 2021, Rick’s, Big Sky, and certain subsidiaries of Big Sky entered into nine asset purchase agreements and two stock purchase agreements (collectively, the “Purchase Agreements”) with various parties to acquire the Businesses in either asset sales or stock sales, subject in each case to the provisions of the applicable Purchase Agreement; and

WHEREAS, in connection with the Purchase Agreements, the Purchaser hereunder desires to acquire, and Seller hereunder desires to sell to the Purchaser, all of Seller’s right, title and interest in and to such intellectual property.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the Parties hereto, intending to be legally bound, hereby agree as follows:

Article I

PURCHASE AND SALE OF THE ASSETS

Section 1.1 Assets of the Seller to be Transferred to Purchaser. On the Closing Date (as defined in Section 4.1 hereof), and subject to the terms and conditions set forth in this Agreement, the Seller will sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned to Purchaser free and clear of all liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions (collectively, the “Encumbrances”), other than Permitted Encumbrances (as defined in Section 5.4), and the Purchaser will acquire from the Seller the following assets:

(a) all right, title and interest in and to the use of the names of the Businesses or any derivative thereof, and any branding, design or logo associated with the names of the Businesses, throughout the world and all letter patents, trademarks, and copyrights, if any, that are or may be granted thereon or embodied therein, and any and all applications, registrations, renewals and extensions in connection therewith, together with the goodwill associated with and/or symbolized by the names of the Businesses and all common law rights in and to the names of the Businesses and the right to obtain future registrations thereof, and all rights, claims and privileges pertaining to the names of the Businesses, including, without limitation, all proceeds thereof and all causes of action, claims and demands and other rights for, or arising from the names of the Businesses, including, without limitation, the right to prosecute and maintain registrations and applications and the right to sue and recover damages for past, present and future infringement in the United States and in any country or countries foreign to the United States;

(b) the exclusive right to exercise, exploit, assign, transfer, commercialize, develop, improve, and grant rights and licenses under and with respect to any of the items referenced in Section 1.1(a), and to sue or otherwise enforce, and continue any suit or other enforcement, for any infringement occurring before or after the Closing Date as well as all statutory, contractual and other claims, demands, and causes of action for royalties, fees, or other income from, or infringement, misappropriation or violation of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, and/or accruing after, the Closing Date; and

(c) all universal resource locators (“URL’s”) and internet domain names owned by the Seller or its affiliates that are associated with or used to identify the Businesses, and all source code and associated files necessary to operate URL’s, including but not limited to images, graphics, content of the web pages, page layouts, scripts, forms and databases, and all goodwill associated with or used in connection with the operation or business of the URL’S and internet domain names; and

(d) all interests, rights, title, control, and login information to any social media accounts for the Businesses, including but not limited to Facebook, Instagram, Twitter, Snapchat, and Yelp (at Closing, the Seller will provide the Purchaser with all user names, passwords and any other relevant information needed to access these accounts).

All of the items set forth in this Section 1.1 are collectively referred to as the “Purchased Assets.” The Purchased Assets include without limitation the items listed in Schedule 5.23.

Section 1.2 Intent of the Parties. Although the description of the Purchased Assets in Section 1.1 is intended to be complete, in the event Section 1.1 fails to contain the description of any intellectual property assets or related rights associated with the Businesses that belong to the Seller, such assets shall nonetheless be deemed transferred to Purchaser at the Closing.

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Article II

LIABILITIES

Section 2.1 Excluded Liabilities. Except for the Assumed Liabilities (defined in Section 2.2(b)), Purchaser will have no obligation and is not assuming, and the Seller will retain, pay, perform, defend and discharge, all of the liabilities and obligations of every kind whatsoever related or connected to the Purchased Assets, which liabilities existed, arose, or accrued during the periods prior to the Closing Date, whether disclosed or undisclosed, known or unknown as of the Closing Date, direct or indirect, absolute or contingent, secured or unsecured, liquidated or unliquidated, accrued or otherwise, whether liabilities for taxes, liabilities of creditors, liabilities arising under any existing lease agreement, liabilities arising under any profit sharing, pension or other benefit under any plan of the Seller, liabilities to any Governmental Authority (as hereinafter defined) or third parties, liabilities assumed or incurred by the Seller by operation of law or otherwise (collectively, the “Excluded Liabilities”), including, but not limited to, (a) contractual liabilities arising or accruing from the Seller or ownership of the Purchased Assets prior to the Closing Date, (b) any existing litigation against the Seller, (c) any liability with respect to the Seller’s ownership of any of the Purchased Assets, which liabilities existed, arose, or accrued during the period prior to the Closing Date, (d) any taxes owing by the Seller for taxable periods or portions of taxable periods ending before the Closing Date, whether related to the Purchased Assets or otherwise, and any liens on the Purchased Assets relating to any such taxes, and (e) any litigation, suit, action, proceeding, claim or investigation against Purchaser Indemnitees (as hereinafter defined in Section 11.1) which arises from or which is based upon or pertaining to the Seller Group’s conduct or ownership of the Purchased Assets prior to the Closing Date.

Section 2.2 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume and agrees to pay, perform and discharge only:

(a) the liabilities and obligations related or connected to the Purchased Assets arising or accruing after the Closing (other than liabilities arising out of a breach of this Agreement by the Seller Group), including (i) contractual liabilities arising from the Seller’s ownership of the Purchased Assets on or after the Closing Date (provided each such contractual liability is created or assumed by the Purchaser, subject to subsection (b) below), (ii) any liability resulting from the ownership of any of the Purchased Assets that occurs subsequent to the Closing, and (iii) any taxes for any portion of any taxable periods or portions of taxable periods ending subsequent to the Closing, related to the Purchased Assets, and any liens on the Purchased Assets relating to any such taxes accruing during the period subsequent to the Closing; and

(b) the liabilities arising on or after the Closing Date under the contracts set forth in Schedule 2.2, which are assumed in writing by Purchaser (the liabilities and obligation set forth in subsections (a) and (b) are collectively, the “Assumed Liabilities”).

Section 2.3 Taxes.

(a) All transfer, documentary, sales, use, stamp, registration, and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by the Seller Group and 50% by the Purchaser Group.

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(b) After the Closing, each Party shall promptly notify the other Parties of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, or judicial proceeding or similar claim relating to taxes (a “Tax Claim”) with respect to Losses for which another Party could be liable under this Agreement. The Seller Group shall have a right to control, at its own cost, without affecting its or any other Person’s rights to indemnification under this Agreement, the defense of all Tax Claims relating to the Purchased Assets, or the transferring employees for any tax period ending on or before the Closing Date; provided, that the Seller Group shall not settle any Tax Claim relating to such period that will in any way affect the taxes in a tax period ending after the Closing Date without the prior written consent of Purchaser (which may not be unreasonably withheld, conditioned, or delayed). Any such liability will be an Excluded Liability.

Article III

PURCHASE PRICE FOR

THE PURCHASED ASSETS

Purchase Price. The Purchaser shall pay to the Seller for all of the Purchased Assets a total purchase price of $13,000,000 (the “Purchase Price”), which will be payable at the Closing as follows:

(a) $1,000,000 evidenced by a 20-year secured promissory note, bearing interest at 6% per annum, payable, in arrears, in two hundred forty (240) equal monthly payments of principal and interest (the “Note”); and

(b) the issuance and delivery of 200,000 shares of restricted common stock, par value $0.01 of Rick’s, based on a per share price of $60.00 per share (the “Rick’s Shares”).

Article IV

CLOSING

Section 4.1 The Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement will take place as soon as practicable, but in no event later than five business days after the satisfaction or waiver of the conditions set forth in Articles VIII and IX (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to satisfaction or waiver of those conditions), or on such other date as the Parties may mutually agree in writing (the “Closing Date”); notwithstanding the foregoing, the Closing must occur as part of the First Closing (defined in Section 4.3(a)(ii)) or the First Closing shall have already occurred. The Closing will take place at the office of Fairfield and Woods, P.C., 1801 California Street, Suite 2600, Denver, Colorado 80202, or at such other place as agreed upon among the Parties, or by electronic communications, including e-mail, portable document format, or facsimile, as the Parties may agree, on the Closing Date. The effective time of the Closing shall be deemed to be 12:01 a.m. on the Closing Date.

Section 4.2 Delivery of Documents at Closing. At the Closing:

(a) the Seller will deliver to the Purchaser:

(i) a bill of sale, in a form agreed to by the Parties, executed by the Seller;

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(ii) a lock-up/leak-out agreement, in a form agreed to by the Parties (a “Lock-up/Leak-Out Agreement”), executed by the Seller;

(iii) an agreement terminating the Existing Licensing Agreements (defined in Section 5.16), in a form agreed to by the Parties, executed by the Seller and each Club Seller;

(iv) a short-form trademark assignment under which the trademark applications and/or registrations listed on Schedule 5.23 and all associated goodwill are assigned to Purchaser, which trademark assignment may be filed by Purchaser with the assignment division of the United States Patent and Trademark Office; and

(v) the various certificates, instruments, and documents (and will take the required actions) referred to in Article IX; and

(b) the Purchaser will deliver to the Seller:

(i) the Lock-up/Leak-Out Agreement executed by Rick’s;

(ii) the Purchase Price in accordance with Article III, including the Note and issuance and delivery of the Rick’s Shares;

(iii) the executed Guaranty Agreement of Rick’s of the Note (the “Rick’s Guaranty”);

(iv) the various certificates, instruments, and documents (and will take the required actions) referred to in Article VIII.

Section 4.3 Related Transactions. The transactions contemplated by this Agreement are part of series of related transactions by and among certain of the Parties and certain affiliated and related parties (the “Related Transaction Parties”) and certain unaffiliated parties. The Related Transaction Parties intend and will use commercially reasonable efforts to cause the transactions described in this Section 4.3 (collectively, the “Related Transactions”) to close as described in this Section 4.3.

(a) Sale of the Clubs.

(i) The Parties intend that each club seller, as set forth in Exhibit 4.3(a) (an “Club Seller”), will sell substantially all of its tangible and intangible assets and personal property (each, a “Club Transaction”) to a subsidiary of Big Sky (a “Club Purchaser”) pursuant to a definitive asset purchase agreement, and for two of the Businesses, a subsidiary of Big Sky will purchase the stock or membership interests of such Club Seller through a purchase agreement (each, a “Definitive Agreement”).

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(ii) The Related Transaction Parties desire to close all the Club Transactions along with the transactions contemplated by this Agreement on the same closing date, but recognize that such a coordinated closing is unlikely due to various requirements, including liquor licensing, that are not entirely within such parties’ control. Therefore, the Related Transaction Parties anticipate and intend to close the purchase of substantially all of the assets of OG1, LLC, plus at least and additional six of the 11 Club Transactions and the purchase of the Purchased Assets hereunder on the first such closing (the “First Closing”) and to close the remaining Club Transactions as soon as practicable thereafter.

(b) Sale of the Real Property. At the First Closing, and pursuant to one or more definitive purchase and sale agreements, the appropriate parties shall close on the purchase and sale of six parcels of real property from certain real estate sellers to RCI Holdings, Inc., a Texas corporation wholly owned by Ricks, all as identified and for the aggregate purchase prices set forth on Exhibit 4.3(b). The real estate sellers will sell, transfer, convey and deliver by warranty deed (or such other legal conveyance document) the real estate properties set forth beside the real estate sellers name on Exhibit 4.3(b), which warranty deeds will convey good and marketable title to the real properties to RCI Holdings, Inc. free and clear of all liens, claims and encumbrances, subject only to liens created as part of the purchase of the real property (the “Real Estate Transaction”).

Section 4.4 Delivery of Documents Subsequent to Closing. Assuming the Closing of this Agreement occurs, thereafter, the Seller agrees to and shall, without further consideration, execute and deliver, at the request of Purchaser from time to time, all papers, instruments and assignments, and perform any other reasonable acts Purchaser may require from time to time to effect fully the transactions contemplated by this Agreement and vest in Purchaser all of the Seller’s right, title and interest in and to the Purchased Assets, including, without limitation, all documents necessary to record in the name of Purchaser the assignment of the Purchased Assets with the United States Patent and Trademark Office and the United States Copyright Office (as applicable) and, with respect to any foreign rights included in or that may be applicable to the Purchased Assets, with any other applicable foreign or international office or registrar.

Article V

REPRESENTATIONS AND WARRANTIES

OF SELLER GROUP

Except as set forth in the Disclosure Schedules accompanying this Agreement (each a “Schedule” and collectively the “Schedules”), the Seller Group, jointly and severally, hereby represents and warrants to the Purchaser Group the following as of the Effective Date:

Section 5.1 Organization, Good Standing and Qualification of the Seller Group. The Seller is a Colorado limited liability company duly organized and validly existing and in good standing under the laws of the state of Colorado, has all requisite power and authority to carry on its business, and is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Seller.

Section 5.2 Ownership of the Seller. Lowrie owns 95% and Ocello owns 5% of the issued and outstanding membership interests of the Seller, which membership interests are owned free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances. There is no other class of stock authorized or issued by the Seller.

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Section 5.3 Subsidiaries. The Seller does not own any subsidiaries.

Section 5.4 Ownership of the Purchased Assets. The Seller owns all of the Purchased Assets free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances, other than Permitted Encumbrances. The Seller has the unrestricted right and power to transfer, convey and deliver full ownership of the Purchased Assets without the consent or agreement of any other person and without any designation, declaration or filing with any Governmental Authority. Upon the transfer of the Purchased Assets to Purchaser as contemplated herein, Purchaser will receive title thereto, free and clear of any Encumbrances other than Permitted Encumbrances. For purposes of this Agreement, “Permitted Encumbrances” means (a) liens for taxes, assessments or government charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and which are subject to reasonable reserves, all as listed on Schedule 5.4, attached hereto; and (b) any Encumbrances contemplated under the Note and Security Agreement in favor of the Seller.

Section 5.5 Authorization.

(a) All action on the part of the Seller necessary for the authorization, execution, delivery and performance of this Agreement and all documents related thereto to consummate the transactions contemplated herein have been taken by the Seller Group or will be taken prior to the Closing Date. The Seller has the requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) Troy Lowrie is a person of full age of majority, with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for himself. All action on the part of Mr. Lowrie necessary for the authorization, execution, delivery and performance of this Agreement by Mr. Lowrie has been taken, or will be taken by Mr. Lowrie prior to the Closing Date. This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid and binding obligations of Mr. Lowrie enforceable against him in accordance with the terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting creditors’ rights generally or by general equitable principles.

(c) Micheal Ocello is a person of full age of majority, with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for himself. All action on the part of Mr. Ocello necessary for the authorization, execution, delivery and performance of this Agreement by Mr. Ocello has been taken, or will be taken by Mr. Ocello prior to the Closing Date. This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid and binding obligations of Mr. Ocello enforceable against him in accordance with the terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting creditors’ rights generally or by general equitable principles.

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Section 5.6 Acquisition of Stock for Investment.

(a) The Seller Group understands that the issuance of the Rick’s Shares (as referenced in Article III herein) will not have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and accordingly, are restricted securities, and the Seller Group’s present intention is to receive and hold the Rick’s Shares for investment only and not with a view to the distribution or resale thereof.

(b) Additionally, the Seller Group understands that any sale of any of the Rick’s Shares issued under current law, will require either (i) the registration of the Rick’s Shares under the Securities Act and applicable state securities laws; (ii) compliance with Rule 144 under the Securities Act; or (iii) the availability of an exemption from the registration requirements of the Securities Act and applicable state securities laws.

(c) The Seller Group acknowledges and represents that they are Accredited Investors as that term is defined in Rule 5.01(a) of Regulation D promulgated under the Securities Act.

(d) To assist in implementing the above provisions, the Seller Group hereby consents to the placement of the legend set forth below, or a substantially similar legend, on all certificates representing ownership of the Rick’s Shares acquired hereby until the Rick’s Shares have been sold, transferred, or otherwise disposed of, pursuant to the requirements hereof. The legend shall read substantially as follows:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES ACTS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT, ARE RESTRICTED AS TO TRANSFERABILITY, AND MAY NOT BE SOLD, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION AND QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

(e) The Seller Group understands and agrees that Rick’s may notify its transfer agent of the Lock-Up/Leak-Out Agreements and the limitation on the number of Rick’s Shares that may be sold in any given month in accordance with the terms and conditions of the Lock-Up/Leak-Out Agreement.

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Section 5.7 The Seller Group’s Access to Information. The Seller Group hereby confirms and represent that they: (a) have received (i) a copy of Rick’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended September 30, 2020, and a copy of Rick’s Form 10-Q’s for the quarters ended December 31, 2020, March 31, 2021 and June 30, 2021, as filed with the SEC; (ii) a copy of Rick’s Form 14A filed with the SEC on August 2, 2021; (iii) a copy of Rick’s Form S-3 filed with the SEC on May 14, 2021, which went Effective on June 3, 2021; (iv) a copy of the Form 8-K’s filed with the SEC on October 8, 2020, November 19, 2020, December 16, 2020, January 12, 2021, February 10, 2021, May 10, 2021, May 20, 2021, June 6, 2021, July 2, 2021, July 8, 2021, July 15, 2021, July 28, 2021, August 5, 2021, September 16, 2021 and October 4, 2021; (b) have been afforded the opportunity to ask questions of and receive answers from representatives of Rick’s concerning the business and financial condition, properties, operations and prospects of Rick’s; (c) have such knowledge and experience in financial and business matters so as to be capable of evaluating the relative merits and risks of the transactions contemplated hereby; (d) have had an opportunity to engage and is represented by an attorney of his choice; (e) have had an opportunity to negotiate the terms and conditions of this Agreement; (f) have been given adequate time to evaluate the merits and risks of the transactions contemplated hereby; and (g) have been provided with and given an opportunity to review all current information about Rick’s.

Section 5.8 No Breaches or Defaults. Except as shown on Schedule 5.8, the execution, delivery, and performance of this Agreement by the Seller Group does not: (a) conflict with, violate, or constitute a breach of or a default under any other outstanding agreements or the charter or bylaws of any member of the Seller Group; (b) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Purchased Assets other than as contemplated herein; (c) conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, agreement or other instrument or obligation to which any member of the Seller Group is a party of by which the Seller Group’s assets or properties are bound; or (d) require any material authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority (as defined below) under any provision of: (i) any applicable Legal Requirement (as defined below), or (ii) any credit or loan agreement, promissory note, or any other agreement or instrument to which the Seller Group is a party or by which the Purchased Assets may be bound or affected. For purposes of this Agreement, “Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties. For purposes of this Agreement, “Legal Requirement” means any law, statute, ordinance, rule, code, regulation, administrative order, injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Section 5.9 Consents. Subject to the procurement of the approvals, consents, and other authorizations described in Schedule 5.9, no permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of the Seller Group in connection with the execution and delivery by the Seller Group of this Agreement or the consummation and performance of the transactions contemplated hereby.

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Section 5.10 Pending Claims. Except as set forth in Schedule 5.10, there is no claim, suit, arbitration, investigation, action, litigation or other proceeding, whether judicial, administrative or otherwise, now pending or threatened against the Seller Group before any court, arbitration, administrative or regulatory body or any Governmental Authority or the sale by the Seller to the Purchaser of the Purchased Assets, and there is no basis known to the Seller Group for any such action. No litigation is pending or threatened against the Seller Group, which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated thereby or hereby. The Seller Group is not subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against them or which would reasonably be expected to materially and adversely affect the Seller Group or the Purchased Assets.

Section 5.11 Taxes. The Seller Group has timely and accurately prepared and filed all federal, state, foreign, and local tax returns and reports required to be filed prior to the required dates to be filed by the Seller Group and has timely paid all taxes shown on such returns as owed for the periods of such returns, including all sales and use taxes and withholding or other payroll related taxes shown on such returns. The Seller Group is not delinquent in the payment of any tax or governmental charge of any nature. There is no liability for any tax to be imposed by any taxing authorities upon the Seller Group or the Purchased Assets as of the date of this Agreement and as of the Closing that is not adequately provided for. There are no tax Encumbrances on the assets of the Seller. No assessments or notices of deficiency or other communications have been received by the Seller Group with respect to any tax return of the Seller which has not been paid, discharged or fully reserved against and no amendments or applications for refund have been filed or are planned with respect to any such return. Except as shown on Schedule 5.11, none of the federal, state, foreign and local tax returns of the Seller have been audited by any taxing authority and there are no actions, suits, proceedings, audits, investigations or claims pending. To the knowledge of the Seller Group, there are no additional assessments, adjustments, or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Seller for any period, nor of any basis for any such assessments, adjustment or contingency in the past five years. There are no agreements between the Seller Group and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return.

Section 5.12 Financial Statements. The Seller has or will deliver to the Purchaser the Seller’s year-end unaudited Financial Statements as of and for the years ended December 31, 2019 and December 31, 2020, and unaudited Balance Sheets of the Seller as of June 30, 2021, together with the related unaudited Statements of Income for the periods then ended (hereinafter referred to as the “Financial Statements”). Such Financial Statements are in accordance with the books and records of the Seller and fairly represent in all material respects the financial position of the Seller and the results of operations and changes in financial position of the Seller as of the dates and for the periods indicated, in each case in conformity with the Seller’s historical accounting practices applied on a consistent basis. Except as disclosed on Schedule 5.12 and except as, and to the extent reflected or reserved against in the Financial Statements, the Seller, as of the date of the Financial Statements, has no material liability or obligation of any nature required to be disclosed in a balance sheet in accordance with generally accepted accounting principles.

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Section 5.13 No Material Adverse Change. Since June 30, 2021, the Seller has conducted its business in the ordinary course, consistent with past practice, and, except as disclosed on Schedule 5.13, there has been no (a) change that has had or would reasonably be expected to have a material adverse effect upon the assets or business or the financial condition or other operations of the Seller; (b) acquisition or disposition of any material asset by the Seller or any contract or arrangement therefore, otherwise then for fair value in the ordinary course of business; (c) material change in the Seller’s accounting principles, practices or methods; (d) incurrence of any material indebtedness or lending of money to any person or entity; (e) acceleration, termination, modification or cancellation of any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $10,000 to which the Seller is a party; or (f) delay or postponement in the payment of any accounts payable or other liabilities.

Section 5.14 Labor Matters. The Seller is not a party or otherwise subject to any collective bargaining agreement with any labor union or association. There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened against the Seller any labor disputes, strikes or work stoppages. The Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices. There are no unpaid wages, bonuses, retention payments, change in control payments, commissions, social insurance, or housing fund payments due to or on behalf of any employee or service provider of the Seller, or contributions or payments due to any Seller benefit plan or any Governmental Authority, except for amounts accrued in the ordinary course of business in respect of the current pay period. All management level Seller personnel are employed at will and their employment or engagement may be terminated at will.

Section 5.15 Compliance with Laws. To the knowledge of the Seller Group, the Seller is, and at all times prior to the date hereof, has been in compliance in all material respects with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of its assets or the operation of its businesses. None of the Seller Group has received any written order or written notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by the Seller. The Seller owns, holds, possesses or lawfully uses in the operation of its business all Permits and licenses which are in any manner necessary or required for it to conduct its operation and business as now being conducted.

Section 5.16 Contracts and Leases. Except as shown on Schedule 5.16, the Seller does not (a) have any contractual or other obligations relating to the Purchased Assets, whether written or oral; and (b) have, and has not given, any power of attorney to any person or organization for any purpose relating to the Purchased Assets. The Seller presently licenses the Purchased Assets to the Club Sellers under existing licensing agreements (the “Existing Licensing Agreements”), which Existing Licensing Agreements will be terminated as of the Closing Date. The Seller will make available to Purchaser prior to the Closing Date each and every written contract or licensing agreement relating to the Purchased Assets of the Seller to which it is subject or is a party or a beneficiary. Such contracts, licensing agreements or other documents are valid and in full force and effect according to their terms and constitute legal, valid and binding obligations of the Seller and the other respective parties thereto and are enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles. There are no defaults or breaches under such contracts, licensing agreements or other documents or of any pending or threatened claims under any such contracts, leases or other documents.

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Section 5.17 No Pending Transactions. Except for the transactions contemplated by this Agreement and the Related Transactions contemplated in Section 4.3 herein, the Seller is not a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that would reasonably be expected to result in: (a) the sale, merger, consolidation or recapitalization of the Seller; (b) the sale of any of the Purchased Assets of the Seller (other than in the ordinary course of its business); (c) the sale of any outstanding capital stock of the Seller; (d) the acquisition by the Seller of any operating business or the capital stock of any other person or entity; (e) the borrowing of money; (f) any agreement with any of the respective officers, managers or affiliates of the Seller; or (g) the expenditure of more than $10,000 or the performance by the Seller extending for a period more than one year from the date hereof.

Section 5.18 Material Agreements; Action. Except as shown on Schedule 5.18 and except for the transactions contemplated by this Agreement and the Related Transaction contemplated in Section 4.3 herein, there are no contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which the Seller is a party or by which it is bound that involve or relate to (a) any of the respective officers, directors, stockholder or partners of the Seller or (b) covenants of the Members or the Seller not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Seller in any line of business or in any geographical area.

Section 5.19 [Intentionally omitted].

Section 5.20 [Intentionally omitted].

Section 5.21 No Default. The Seller Group is not in default under any term or condition of any instrument evidencing, creating, or securing any indebtedness of the Seller, under any other contract, lease, agreement, commitment or undertaking to which the Seller is a party or by which it or its assets or properties are bound.

Section 5.22 Books and Records. The books of account, minute books, stock record books and other records of the Seller, all of which have been made available to Purchaser, are accurate and complete in all material respects and have been maintained in accordance with sound business practices.

Section 5.23 Intellectual Property.

(a) The Seller is the sole and exclusive owner of all right, title, and interest in and to the Purchased Assets free and clear of all liens, security interests, charges, encumbrances, equities, or other adverse claims (including without limitation undisclosed distribution rights). The Seller Group has not received notice of, and there is no basis for, any claim, charge, action, suit, or preceding against the Seller involving: (i) unfair competition with respect to any intangible property right of any third person or entity; (ii) infringement by the Purchased Assets of any patent, trademark, trade name, copyright, trade secret, or other intellectual property right of any third party; (iii) the improper use of the trade secrets, formulae, or intellectual property of others; or (iv) a claim that any trademark, trade name, service mark, or logo in use or proposed for use by the Seller is likely to be confused with a trademark, trade name, service mark, or logo of a third party.

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(b) There are no outstanding, nor are there any threatened, disputes or other disagreements with respect to (i) ownership by the Seller of all of its Purchased Assets, (ii) any licenses or similar agreements or arrangements which limit the Seller’s right to exploit the Purchased Assets, or (iii) infringement by a third party of any of the Purchased Assets. The Seller Group has taken all steps reasonably necessary to protect its right, title, and interest in and to its Purchased Assets and the continued use of the Purchased Assets. Without limiting the generality of the foregoing, all designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying, or reflecting any of the Purchased Assets at any state of its development were written, developed, and created solely and exclusively by employees of the Seller without the assistance of any third party, or were created by third parties who assigned ownership of their rights to the Seller in valid and enforceable agreements.

(c) The Seller has at all times used commercially reasonable efforts to protect its trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release thereof into the public domain. The Seller Group has at all times used commercially reasonable efforts to protect the confidentiality of all of its other confidential and proprietary information and that of third parties which is or has been in the Seller’s possession. Each person currently or formerly employed by the Seller (including independent contractors, if any) that has or had access to confidential information and trade secrets of the Seller has executed a confidentiality and non-disclosure agreement. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of the Seller and such person, enforceable in accordance with their respective terms, except as enforceability may be limited by general equitable principles or the exercise of judicial discretion in accordance with such principles.

(d) Federally Registered Trademarks. The trademarks listed on Schedule 5.23 are part of the Purchased Assets, and comprise an accurate and complete list of all trademarks for which Seller has applied for federal registration or obtained federal registration with the USPTO.

Section 5.24 Brokerage Commission. No broker or finder has acted on behalf of the Seller in connection with this Agreement or in the transactions contemplated hereby and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of the Seller Group.

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Article VI

REPRESENTATIONS AND WARRANTIES

OF PURCHASER GROUP

The Purchaser Group hereby jointly and severally represents and warrants to the Seller Group as follows:

Section 6.1 Organization, Good Standing and Qualification of the Purchaser Group.

(a) The Purchaser (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Purchaser.

(b) Rick’s (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to Rick’s.

Section 6.2 Authorization. All action on the part of the Purchaser Group necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein has been taken by each member of the Purchaser Group or will be taken prior to the Closing Date. The Purchaser Group has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Purchaser Group, enforceable against the Purchaser Group in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 6.3 No Breaches or Defaults. The execution, delivery, and performance of this Agreement by the Purchaser Group does not: (a) conflict with, violate, or constitute a breach of or a default under or (b) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of: (i) any applicable Legal Requirement, or (ii) any credit or loan agreement, promissory note, or any other agreement or instrument to which any member of the Purchaser Group is a party.

Section 6.4 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of any member of the Purchaser Group in connection with the execution and delivery by each member of the Purchaser Group of this Agreement or the consummation and performance of the transactions contemplated hereby.

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Section 6.5 Brokerage Commission. No broker or finder has acted on behalf of the Purchaser Group in connection with this Agreement or in the transactions contemplated hereby and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of the Purchaser Group.

Section 6.6 Valid Issuance of Shares. The Rick’s Shares, when issued, sold, and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid, and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Lock-Up/Leak-Out Agreement and applicable state and federal securities laws. Assuming the accuracy of the representations of the Seller Group in Sections 5.6 and 5.7, the Rick’s Shares will be issued in compliance with all applicable federal and state securities laws.

Article VII

Pre-CLOSING COVENANTS

Section 7.1 Stand Still. To induce Purchaser Group to proceed with this Agreement, the Seller Group agree that until the Closing Date or the termination of this Agreement, whichever is earlier, none of the Seller Group or their affiliates, representatives, or agents (collectively, “Agents”), shall directly or indirectly: (a) solicit, encourage, initiate, accept, support, approve or participate in any negotiations or discussions with respect to any Acquisition Proposal (as hereinafter defined); (b) disclose any information not customarily disclosed in the ordinary course to any third party concerning the Seller Group and which the Seller Group believes or should reasonably know could be used for the purposes of formulating any offer, indication of interest, or proposal for an Acquisition Proposal; (c) assist, cooperate with, facilitate or encourage any third party to make any offer, indication of interest or proposal for an Acquisition Proposal (as defined below); (d) execute or agree to execute or enter into a contract, arrangement, or understanding regarding any Acquisition Proposal; (e) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Seller Group; or (f) authorize or permit any of the Seller Group’s Agents to take any such action or other actions as would adversely affect the Purchaser Group’s ability to consummate the transactions contemplated by this Agreement or the Related Transactions. Without limiting the foregoing, it is agreed that any violation of the restrictions on the Seller Group set forth in the preceding sentence by any Agent of the Seller Group or its affiliates shall be a breach of this Section 7.1 by the Seller Group. “Acquisition Proposal” means, other than the transactions contemplated hereunder, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) a merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Seller Group, (ii) the acquisition of the beneficial ownership of any equity interest in the Seller Group, (iii) license or transfer of all or a portion of the Purchased Assets or (iv) any other transaction the consummation of which could reasonably be expected to prevent the transactions contemplated hereunder.

Section 7.2 Taxes. The Seller Group shall file or cause to be filed all tax returns required to be filed by the Seller Group, prepared in a manner consistent with past practice and timely pay all taxes due and payable. The Seller Group shall not (a) change any method of accounting of the Seller for tax purposes; (b) enter into any agreement with any Governmental Authority with respect to any tax or tax returns of the Seller; (c) change an accounting period of the Seller with respect to any tax; (d) make, change or revoke any election with respect to taxes; or (e) extend or waive the applicable statute of limitations with respect to any taxes.

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Section 7.3 Access; Due Diligence. From the date of the execution hereof until the Closing Date (“Due Diligence Period”), the Seller Group will, and will cause the Seller to, (a) provide the Purchaser Group and their authorized representatives reasonable access to the books and records of the Seller; (b) permit the Purchaser Group to make inspections thereof; and (c) cause the officers and advisors of the Seller Group to furnish the Purchaser Group with such financial and operating data and other information with respect to Purchased Assets and to discuss such information with the Purchaser Group, as the Purchaser Group may from time to time reasonably request. Notwithstanding anything to the contrary contained herein, such access and inspections shall not materially interfere with the operations of the Seller Group.

Section 7.4 Schedule Supplement. From time to time prior to the Closing, the Seller Group shall have the right and obligation to supplement or amend the Disclosure Schedules hereto with respect to any matter first arising or otherwise occurring after the date hereof (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement the Disclosure Schedules as of the date hereof and as of Closing Date and the Seller Group shall have no liability with respect to representation made as of the date hereof as amended by the Schedule Supplement; provided, however, that Purchaser Group has the right to terminate this Agreement prior to the Closing by written notice to the Seller Group in the event any such Schedule Supplement contains a matter materially adverse to the Purchaser Group in its discretion. In the event that the Purchaser Group does not exercise its right to terminate this Agreement prior to the Closing, then the Purchaser Group shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter under any of the conditions set forth in Section 12.14.

Article VIII

CONDITIONS TO CLOSING OF

the Seller Group

Each obligation of the Seller Group to be performed on the Closing Date will be subject to the satisfaction of each of the conditions stated in this Article VIII, except to the extent that such satisfaction is waived by the Seller Group in writing:

Section 8.1 Representations and Warranties Correct. The representations and warranties made by the Purchaser Group contained in this Agreement will be true and correct in all material respects as of the Closing Date.

Section 8.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser Group on or prior to the Closing Date will have been performed or complied with in all material respects, including the delivery at Closing of all the documents, instruments, and agreements described in Section 4.2.

Section 8.3 Delivery of Certificate. The Purchaser Group will provide to the Seller Group certificates, dated the Closing Date and signed by their presidents, to the effect set forth in Sections 8.1 and 8.2 for the purpose of verifying the accuracy of such representations and warranties and/or the performance and satisfaction of such covenants and conditions.

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Section 8.4 Payment of Purchase Price. The Purchaser Group will have tendered the Purchase Price as referenced in Article III to the Seller concurrently with the Closing.

Section 8.5 Corporate Resolutions. The Purchaser will provide corporate resolutions of managers or members which approve the transactions contemplated herein and authorize the execution, delivery, and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 8.6 Good Standing Certificate. The Seller Group shall have received a Certificate of Good Standing issued by the state of Texas for the Purchaser and for Rick’s.

Section 8.7 Absence of Proceedings. No action, suit or proceeding by or before any court or any governmental or regulatory authority will have been commenced and no investigation by any governmental or regulatory authority will have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against any member of the Purchaser Group.

Section 8.8 [Intentionally omitted].

Section 8.9 Related Transactions. On or prior to the Closing Date, the relevant parties shall close the First Closing, including closing the acquisition of OG1, LLC plus at least six of the other 11 Club Transactions, and the Real Estate Transaction.

Article IX

CONDITIONS TO CLOSING OF

the PURCHASER Group

Each obligation of the Purchaser Group to be performed on the Closing Date will be subject to the satisfaction of each of the conditions stated in this Article IX, except to the extent that such satisfaction is waived by the Purchaser Group in writing.

Section 9.1 Representations and Warranties Correct. The representations and warranties made by the Seller Group will be true and correct in all material respects as of the Closing Date.

Section 9.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Seller Group on or prior to the Closing Date will have been performed or complied with in all material respects, including the delivery at Closing of all the documents, instruments, and agreements described in Section 4.2.

Section 9.3 Delivery of Certificate. The Seller Group will provide to the Purchaser Group certificates, dated the Closing Date and signed by the appropriate officers of each member of the Seller Group, to the effect set forth in Sections 9.1 and 9.2 for the purpose of verifying the accuracy of such representations and warranties and/or the performance and satisfaction of such covenants and conditions.

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Section 9.4 Delivery of Purchase Assets. The Seller will have delivered all instruments of assignment and bills of sale necessary to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of all Encumbrances (except Permitted Encumbrances) in form and substance satisfactory to the Purchaser.

Section 9.5 Corporate Resolutions. Each member of the Seller Group will provide to the Purchaser Group resolutions of its board of directors, managers, shareholders, members and general partner, as the case may be, of each of the respective Parties which approve all of the transactions contemplated herein and authorizes the execution, delivery, and performance of this Agreement and the documents referred to herein to which it is or is to be a party, dated on or before of the Closing Date.

Section 9.6 Good Standing Certificate. Purchaser shall have received a Certificate of Good Standing issued by the state of Colorado for the Seller.

Section 9.7 Consents. All third party consents or other arrangements or actions required by Governmental Authorities in order to permit the transfer of the Purchased Assets by the Purchaser shall have been received.

Section 9.8 [Intentionally omitted].

Section 9.9 Related Transactions. On or prior to the Closing Date, the relevant parties shall close the First Closing, including closing the acquisition of OG1, LLC plus at least six of the other 11 Club Transactions, and the Real Estate Transaction.

Section 9.10 Satisfactory Diligence. Within the Due Diligence Period, Purchaser will have concluded its due diligence investigation of the Seller and the Purchased Assets and all other matters related to the foregoing and will be satisfied with the results thereof.

Section 9.11 Financial Records. The financial records of the Seller and Club Sellers will be maintained and exist consistent with past practices and able to be audited by Rick’s independent auditors.

Section 9.12 Bank Financing. RCI Holdings, Inc. or its Affiliates shall have obtained bank financing in an amount of not less than $10,800,000 for the acquisition of the Real Properties as contemplated pursuant to Section 4.3(b) of the Related Transactions.

Section 9.13 Adjusted EBITDA. The 2019 adjusted EBITDA for the Club Sellers shall total an aggregate of not less than $10,700,000.

Section 9.14 Absence of Proceedings. No action, suit, or proceeding by or before any court or any governmental or regulatory authority will have been commenced and no investigation by any governmental or regulatory authority will have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against any member of the Seller Group or any of the Seller’s assets.

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Article X

[Intentionally omitted]

Article XI

INDEMNIFICATION

Section 11.1 Indemnification from the Seller Group. The Seller Group, jointly and severally, hereby agree to and will indemnify, defend (with legal counsel reasonably acceptable to Purchaser), and hold the Purchaser Group and their affiliates, and the respective officers, directors, employees, agents, legal counsel and successors and assigns of the foregoing (collectively, the “Purchaser Indemnitees”) harmless from and against any and all actions, suits, claims, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonable attorneys’, accountants’, other experts’ or advisors’ fees, and costs of any suit related thereto), whether arising from a direct (or first party) claim or a third-party claim, (collectively, “Losses”) actually suffered or incurred by any of the Purchaser Indemnitees arising from: (a) any breach of any representation or warranty of the Seller Group contained in this Agreement, or any schedule, exhibit, certificate, or other instrument furnished or to be furnished by the Seller Group hereunder; (b) any breach or nonfulfillment of any covenant or agreement on the part of the Seller Group under this Agreement; and (c) any Excluded Liability (including any liability of the Seller that becomes a liability of the Purchaser under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

Section 11.2 Indemnification from the Purchaser Group. The Purchaser Group, jointly and severally, agree to and will indemnify, defend (with legal counsel reasonably acceptable to Troy Lowrie) and hold the Seller Group and their affiliates, and the respective officers, directors, employees, agents, legal counsel and successors and assigns of the foregoing (collectively, the “Seller Indemnitees”) harmless from and against any and all Losses actually suffered or incurred by any of Seller Indemnitees, arising from (a) any breach of any representation or warranty of the Purchaser Group contained in this Agreement or any schedule, exhibit, certificate, or other agreement or instrument furnished or to be furnished by the Purchaser Group hereunder; (b) any breach or nonfulfillment of any covenant or agreement on the part of the Purchaser Group under this Agreement; or (c) any Assumed Liability.

Section 11.3 Matters Involving Third Parties.

(a) If any third party notifies any Party (an “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article XI, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b) Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

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(c) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 11.3(b) above, (i) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(d) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with Section 11.3(b) above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (ii) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article XI.

Section 11.4 Limitation of Indemnification.

(a) Only with respect to Losses arising from a Third-Party Claim(s), the aggregate amount of all Losses for which the Seller Group shall be liable for under Section 11.1(a) shall not exceed $1,000,000 per claim (excluding the cost of attorney’s fees); provided, the foregoing limitation shall not apply to Losses arising out of the breach of any Fundamental Representation (defined in Section 11.6), in the case of fraud, and/or in the case of direct (or first party) claim(s);

(b) The aggregate amount of all Losses arising from Third Party Claims for which the Seller Group shall be liable under Section 11.1 shall not exceed an amount equal to the Purchase Price plus the cost of attorney’s fees incurred by the Purchaser Indemnitees (including the cost of attorney’s fees incurred by the Seller Group on behalf of the Purchaser Indemnitees) in connection with such Losses, and the aggregate amount of all Losses arising from direct (or first party) claims for which the Seller Group shall be liable under Section 11.1 shall not exceed an amount equal to the Purchase Price plus the cost of attorney’s fees incurred by the Purchaser Indemnitees in connection with such Losses (for clarity, any Losses arising from third party claims will not go towards the cap on direct (or first party) claims and vice versa); provided, the foregoing limitation shall not apply in the case of fraud; and

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Section 11.5 Indemnification Threshold.

(a) Notwithstanding anything in this Agreement to the contrary, no Purchaser Indemnitee shall be entitled to indemnification under this Article XI until the aggregate Losses suffered by the Purchaser Indemnitees exceeds $25,000 (the “Indemnification Threshold”), at which point the Seller Group will indemnify the Purchaser Indemnitees dollar for dollar for any amounts as if there had been no Indemnification Threshold.

(b) Notwithstanding anything in this Agreement to the contrary, no Seller Indemnitee shall be entitled to indemnification under this Article XI until the aggregate Losses suffered by the Seller Indemnitees exceeds the Indemnification Threshold, at which point the Purchaser Group will only be obligated to indemnify the Seller Indemnitees from and against further Losses.

Section 11.6 Survival of Indemnification. The rights to indemnification under this Article XI, including rights to indemnification arising from a breach of a “Fundamental Representation” (which, for purposes of this Agreement, is defined as any representation or warranty set forth under Sections 5.1, 5.2, 5.4, 5.5, 5.10, 5.11, 5.12, 5.14, 5.15, 5.23, 6.1 or 6.2) or from an Excluded Liability or Assumed Liability, will survive the Closing for a period ending thirty (30) days after the expiration of the applicable statute of limitations for any claim brought or that could be brought in connection with such Losses (the “SOL Date”); provided, however, that rights to indemnification arising from a breach of a non-Fundamental Representation (i.e., any representation or warranty in this Agreement that is not a Fundamental Representation) shall survive 24 months from the Closing Date (“Survival Date”). Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made against a Party unless the party seeking indemnification has given such party written notice of the relevant claim for Losses on or before (a) the Survival Date with respect to a claim arising from a non-Fundamental Representation, and (b) the SOL Date, with respect any other claim for which the party seeking indemnification is entitled to indemnification under this Article XI. Any such claim for which notice has been given prior to the expiration of the Survival Date or the SOL Date, as the case may be, will not be barred hereunder.

Section 11.7 Indemnification Payments. In the event that the Purchaser Group is entitled to indemnification in accordance with this Article XI, including the payment by the Purchaser Group of any Excluded Liabilities, such amounts shall be paid first by an offset from the then-outstanding principal balance under the Note (defined in Section 4.3(a)(iii)) and, if the aggregate amount of such payments exceeds the then-outstanding principal balance under the Note, directly from any member of the Seller Group. Indemnification in accordance with this Article XI in respect of any Losses shall be limited to the amount of any Losses that remain after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment received by the party seeking indemnification in respect of any such indemnification claim. If an indemnification payment is received by an indemnitee, and that indemnitee later receives insurance proceeds or otherwise recovers from a third-party in respect of the related Losses, such indemnitee shall promptly pay to the indemnitor, a sum equal to the lesser of (i) the actual amount of such insurance proceeds or other third-party recoveries and (ii) the actual amount of the indemnification payment previously paid with respect to such Losses.

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Section 11.8 Waiver of Certain Damages. In no event shall any party be entitled to recover or make a claim under this Article XI for any amounts in respect of, and in no event shall Losses be deemed to include, (a) punitive damages (unless payable to a third party), or (b) consequential, incidental, special, or indirect damages (unless payable to a third party); provided, the forgoing limitation shall not apply in the case of fraud.

Section 11.9 Exclusive Remedy.

(a) Except as set forth in Section 11.9(b), the Parties acknowledge and agree that, from and after Closing, the foregoing indemnification provisions in Article XI shall be the exclusive remedy of the Purchaser Indemnitees and the Seller Indemnitees with respect to this Agreement.

(b) Notwithstanding anything in Section 11.9(a) to the contrary, nothing in Article XI shall (i) prohibit the Purchaser Group or any of their affiliates from bringing a claim against any Person, including any of the Seller Group, alleging such Person committed fraud in connection with the transactions contemplated by this Agreement or (ii) limit any remedy of the Purchaser Group or any of their affiliates may have against such Person, and only such Person, but only in the event a court of competent jurisdiction finally determines that such Person is liable for fraud.

Article XII

MISCELLANEOUS

Section 12.1 Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the Parties hereto. Except as otherwise expressly provided herein, no waiver with respect to this Agreement will be enforceable unless in writing and signed by the Party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, will constitute a waiver of, or will preclude any other or further exercise of, any right, power or remedy.

Section 12.2 Notices. Any notices or other communications required or permitted hereunder will be sufficiently given if in writing and delivered in Person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, or electronic mail, provided that any notice sent by electronic mail must include a reference to this Section 12.2 to be effective, addressed as follows, or to such other address as such Party may notify to the other Parties in writing:

(a)	If to the Seller:	Club Licensing, LLC
Attn: Troy Lowrie
735 S Xenon Ct. #102
Lakewood, CO 80228
email: xxxxxxxxx

	with a copy to:	Ryan Tharp
Fairfield and Woods, P.C.
1801 California Street, Suite 2600
Denver, Colorado 80202-2645
email: rtharp@fwlaw.com

Intellectual Property Purchase Agreement - Page 22

(b)	If to Members:	Attn: Troy Lowrie
735 S Xenon Ct.
Lakewood, CO 80228
email: xxxxxxxxx

	with a copy to:	Ryan Tharp
Fairfield and Woods, P.C.
1801 California Street, Suite 2600
Denver, Colorado 80202-2645
email: rtharp@fwlaw.com

(c)	If to the Purchaser:	Big Sky Hospitality Holdings, Inc.
Attn: Eric Langan, President
10737 Cutten Road
Houston, Texas 77066
email: eric@rcihh.com

(d)	If to Rick’s:	RCI Hospitality Holdings, Inc.
Attn: Eric Langan, President
10737 Cutten Road
Houston, Texas 77066
Email: eric@rcihh.com

	with a copy to:	Robert D. Axelrod
Axelrod & Smith
5300 Memorial Drive, Suite 1000
Houston, Texas 77007
email: rdaxel@asklawhou.com

A notice or communication will be effective (i) if delivered in Person, by electronic mail, or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch. In the event a Party delivers a notice by electronic mail, such Party agrees to deposit the original notice in a post office, branch office post office, or mail depository maintained by the U.S. Postal Service postage prepaid and addressed as set forth above.

Section 12.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Intellectual Property Purchase Agreement - Page 23

Section 12.4 Assignment; Successors and Assigns. Except as otherwise provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties hereto. No Party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other Parties hereto, which consent will not be unreasonably withheld.

Section 12.5 Public Announcements. The Parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the Party desiring to make such public announcement or statement will advise the other Parties hereto and exercise their best efforts to agree upon the text of a public announcement or statement to be made by the Party desiring to make such public announcement; provided, however, that if any Party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other Parties, provided that such Party will advise the other Parties hereto.

Section 12.6 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the Parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

Section 12.7 Choice of Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws of the state of Texas, without regard to principles of conflict of laws. In any action between or among any of the Parties arising out of or related to this Agreement, each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Harris County, Texas.

Section 12.8 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 12.9 Costs and Expenses. Each Party will pay their own respective fees, costs, and disbursements incurred in connection with the negotiation and execution of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby.

Section 12.10 Section Headings. The Section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and will not affect its interpretation.

Intellectual Property Purchase Agreement - Page 24

Section 12.11 No Third-Party Beneficiaries. Nothing in this Agreement will confer any third party beneficiary or other rights upon any Person (specifically including any employees of the Seller) that is not a Party to this Agreement.

Section 12.12 Further Assurances. Each Party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably be requested by the other Parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 12.13 Exhibits Not Attached. Any exhibits not attached hereto on the date of execution of this Agreement will be deemed to be and will become a part of this Agreement as if executed on the date hereof upon each of the Parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

Section 12.14 Termination Rights. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual consent, in writing, of the Parties hereto;

(b) by the Purchaser Group, on the one hand, or the Seller Group, on the other hand, if the First Closing shall not have occurred on or before December 31, 2021 (the “Outside Date”), unless the failure of the Closing to take place on or before such date is attributable to a breach by such Party or Parties’ of any of its or their obligations set forth in this Agreement;

(c) by the Purchaser Group, on the one hand, or the Seller Group, on the other hand, if any of the conditions to such Parties’ obligations to perform set forth in Articles VIII and IX of this Agreement, as applicable, becomes incapable of fulfillment; provided, however, that a Party may not seek termination pursuant to this Section 12.14(c) if such condition is incapable of fulfillment due to the failure of such Party or Parties’ to perform the agreements and covenants contained herein required to be performed by such Party or Parties or its or their affiliate at or before the Closing; and

(d) by the Purchaser Group, on the one hand, or the Seller Group, on the other hand, if the other shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would cause any of the conditions to such Party’s obligations to perform set forth in Articles VIII and IX of this Agreement, as applicable, to not then be satisfied; provided that such breach or failure to perform such covenant or agreement is not cured within ten (10) days after written notice thereof from the non-breaching Party, or in the case where the date or period of time specified for performance has lapsed, promptly following written notice thereof from the non-breaching Party.

Section 12.15 Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 12.14 shall give written notice of such termination to the other Parties to this Agreement.

Section 12.16 Attorney Review - Construction. In connection with the negotiation and drafting of this Agreement, the Parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments hereto.

Section 12.17 Interpretation. All personal pronouns used in this Agreement will include the other genders, whether used in the masculine, feminine or neuter gender and the singular will include the plural and vice versa, wherever appropriate. The word “including” shall be interpreted to mean “including without limitation.”

Section 12.18 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING TO THIS AGREEMENT OR ANY DEALINGS BETWEEN OR AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES.]

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IN WITNESS WHEREOF, the undersigned have executed this Intellectual Property Purchase Agreement as of the Effective Date.

Seller Group:	CLUB LICENSING, LLC

	By:	/s/ Troy Lowrie
	Name:	Troy Lowrie
	Title:	Manager

/s/ Troy Lowrie
Troy Lowrie

/s/ DocuSigned by: Micheal Ocello
MICHEAL OCELLO

Signature page to Intellectual Property Purchase Agreement

IN WITNESS WHEREOF, the undersigned have executed this Intellectual Property Purchase Agreement as of the Effective Date.

Purchaser Group:	Big Sky Hospitality Holdings, Inc.

	By:	/s/ Eric Langan
	Name:	Eric Langan
	Title:	President

RCI HOSPITALITY HOLDINGS, INC.

	By:	/s/ Eric Langan
	Name:	Eric Langan
	Title:	President

Signature page to Intellectual Property Purchase Agreement

EXHIBIT 4.3(a)

Club Purchase Agreements

Club Sellers	Club Name	Address of Club

Glenarm Restaurant Concepts LLC	Diamond Cabaret Denver	1222 Glenarm Place, Denver, CO

Glendale Restaurant Concepts LLC	Mile High Club	4451 E Virginia Ave., Glendale, CO

Illinois Restaurant Concepts, LLC	Diamond Club St. Louis	1401 Mississippi Ave., Bay 18, Sauget, IL

Indy Restaurant Concepts, LLC.	PT’s Indy	7916 Pendleton Pike, Indianapolis, IN

Kenkev, Inc.	PT’s Portland	200 Riverside St., Portland, ME

MRC, LLC	Country Rock Cabaret	200 Monsanto Ave., Sauget, IL

Raleigh Restaurant Concepts, LLC	Men’s Club Raleigh	3210 Yonkers Rd., Raleigh, NC

Stout Restaurant Concepts, LLC	LaBoheme	1443 Stout St., Denver, CO

VCG Restaurants Denver, LLC	PT’ Centerfold	3480 S Galena Ave., Denver, CO

OG1, LLC	PT’s Showclub	1601 W Evans Ave., Denver, CO

Market Entertainment Inc.	PT’s Louisville	227 E Market St., Louisville, KY

EXHIBIT 4.3(b)

Real Estate Property

Real Estate Sellers	Address of Real Properties	Purchase Price*	Club that Occupies Real Property

1601 W Evans LLC	1601 W Evans Ave., Denver CO	$3,325,000	PT’s Showclub

200 Riverside LLC	200 Riverside St., Portland, ME	$3,100,000	PT’s Showclub

227 E Market LLC	227 E Market St., Louisville, KY	$1,900,000	PT’s Showclub

3480 S Galena LLC	3480 S Galena Ave., Denver, CO	$4,500,000	PT’s Centerfolds

4451 E Virginia LLC	4451 E Virginia Ave., Glendale, CO	$3,325,000	Mile High Men’s Club

7916 Pendleton Pike LLC	7916 Pendleton Pike, Indianapolis, IN	$1,850,000	PT’s Showclub

* The purchase price for each real property may change, provided that the aggregate purchase price remains unchanged.

SCHEDULE 5.23

Federally Registered Trademarks

Serial/Registration No.	Mark	Class	Assignee	Status
Reg. No. 6347939		41	Club Licensing LLC	Registered on 5/11/2021; next renewal deadline is 5/11/2027
Reg. No. 90210302		41	Club Licensing LLC	Registered on the Supplemental Register on 7/20/2021; next renewal deadline is 7/20/2027
Serial No. 90169173		41	Club Licensing LLC	Application filed in 2020 was abandoned due to non-use
Serial No. 86947152		41	Club Licensing LLC	Application filed in 2016 was abandoned due to non-use
Reg. No. 4828874		41	Club Licensing LLC	Registered on 10/6/2015; registration renewed; next renewal deadline is 10/6/2025
Reg. No. 2043156		41	Club Licensing LLC	Registered on 3/11/1997; next renewal deadline is 3/11/2027
Reg. No. 3097033		41	Club Licensing LLC	Registered on 5/30/2006; next renewal deadline is 5/30/2026
Reg. No. 4858252		41	Club Licensing LLC	Registered on 11/24/2015; currently within renewal period; Section 8 & 15 Declarations due no later than 11/24/2021
Reg. No. 1718977		41	Club Licensing LLC	Registered on 9/22/92; next renewal deadline is 9/22/2022
Common Law		N/A	Club Licensing LLC	N/A
Common Law		N/A	Club Licensing LLC	N/A
Common Law	La Boheme Gentlemen’s Cabaret	N/A	Club Licensing LLC	N/A
Common Law		N/A	Club Licensing LLC	N/A